Exhibit 99.1

Certification of Chief Executive Officer Pursuant to
Section 1350 of Chapter 63 of Title 18 of the United States Code

            I, Douglas A. Pertz, the Chief Executive Officer of IMC Global Inc., which is the Administrative Managing General Partner of Phosphate Resource Partners Limited Partnership ("PLP"), and in that capacity also the chief executive officer of PLP, certify that (i) the Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002 of PLP fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of PLP.

Douglas A. Pertz Douglas A. Pertz
March 18, 2003

Return to PLP Form 10-K